                                                                       Exhibit 1

                                 300,000 SHARES

                                   ALTEON INC.

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE

                             UNDERWRITING AGREEMENT

                                                                   July 25, 2001

U.S. BANCORP PIPER JAFFRAY
U.S. Bancorp Center
800 Nicollet Mall, Suite 800
Minneapolis, Minnesota  55402

Ladies and Gentlemen:

         ALTEON INC., a Delaware corporation (the "Company"), and U.S. Bancorp Piper Jaffray (the "Purchaser") are parties to that certain Underwriting Agreement dated July 24, 2001, pursuant to which the Company proposed to sell to the Purchaser an aggregate of 4,200,000 authorized but unissued shares (the "Prior Shares") of common stock, $0.01 par value per share (the "Common Stock"), of the Company. The parties hereto now desire to enter into this Underwriting Agreement pursuant to which the Company proposes to sell to the Purchaser 300,000 authorized but unissued shares (the "Firm Shares") of Common Stock of the Company.

         The Company hereby confirms its agreement with respect to the sale of the Firm Shares to the Purchaser.

1. Registration Statement and Prospectus. A registration statement (No. 333-56512), including a prospectus, relating to $50,000,000 of the Common Stock has been filed with the Securities and Exchange Commission (the "Commission") and has become effective. The registration statement, as amended or supplemented at the time of this Agreement and including all material incorporated by reference therein as of the date of this Agreement, is hereinafter referred to as the "Registration Statement", and the prospectus included in the Registration Statement, as supplemented as contemplated by Section 5(a) to reflect the terms of the offering of the Firm Shares, as first filed with the Commission pursuant to and in accordance with Rule 424(b) ("Rule 424(b)") or Rule 430A ("Rule 430A") under the Securities Act of 1933, as amended (the "Act"), including all material incorporated by reference therein as of the date of such filing, is hereinafter referred to as the "Prospectus". No document has been or will be prepared or distributed in reliance on Rule 434 under the Act.

         On the effective date of the Registration Statement, the Registration Statement conformed in all material respects to the requirements of the Act and the rules and regulations of the Commission (the "Rules and Regulations"), except to the extent of the information permitted to be omitted pursuant to Rule 430A, and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, on the date of this Agreement, the Registration Statement conforms and, on the date of the filing of the Prospectus, the Registration Statement and the Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and neither of such documents includes or will include any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements
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therein not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents based upon written information furnished to the Company by the Purchaser, if any, specifically for use therein.

2.       Representations and Warranties of the Company.

         (a) The Company represents and warrants to, and agrees with, the Purchaser as follows:

                           (i) The Company meets the requirements for use of Form S-3 under the Act, the Registration Statement has been declared effective by the Commission and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or overtly threatened by the Commission. On the effective date of the Registration Statement, the Registration Statement conformed in all material respects to the requirements of the Act and the Rules and Regulations, except to the extent of the information permitted to be omitted pursuant to Rule 430A, and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, on the date of this Agreement, the Registration Statement conforms and, on the date of the filing of the Prospectus, the Registration Statement and the Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and neither of such documents includes or will include any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents based upon written information furnished to the Company by the Purchaser, if any, specifically for use therein.

                           (ii) The financial statements of the Company, together with the notes thereto, set forth in the Registration Statement and Prospectus comply in all material respects with the requirements of the Act and fairly present the financial condition of the Company as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with accounting principles generally accepted in the United States consistently applied throughout the periods involved (except as otherwise stated therein); and the supporting schedules included in the Registration Statement present fairly the information required to be stated therein. No other financial statements or schedules are required to be included in the Registration Statement or Prospectus except such financial statements or schedules that are disclosed therein. Arthur Andersen LLP, which has expressed its opinion with respect to the audited financial statements of the Company filed as a part of the Registration Statement and included in the Registration Statement and Prospectus, are independent public accountants as required by the Act and the Rules and Regulations.

                           (iii) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification and in which the failure to so qualify would have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company ("Material Adverse Effect").

                           (iv) The Firm Shares and all of the outstanding shares of capital stock of the Company have been duly authorized; all outstanding shares of capital stock of the Company are, and, when the Firm Shares have been delivered and paid for in accordance with this Agreement
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         on the Closing Date, such Firm Shares will be validly issued, fully paid and nonassessable and will conform to the description thereof contained in the Prospectus. Except as set forth in the Registration Statement or as contemplated or required by any document contained or incorporated by reference therein, there are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of, any shares of Common Stock pursuant to the Company's charter, by-laws or any agreement or other instrument to which the Company is a party or by which the Company is bound.

                           (v) Except for the engagement letter dated May 18, 2001, between the Company and the Purchaser (the "Engagement Letter"), there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Purchaser for a brokerage commission, finder's fee or other like payment in connection with this offering.

                           (vi) Except with regard to the Stock Purchase Agreement between Alteon Inc. and Genentech, Inc., dated as of December 1, 1997, the Registration Rights Agreement dated as of April 24, 1997, between Alteon Inc. and the investors named on the signature page thereof, and the Registration Rights Agreement dated September 29, 2000 among the Company and the Purchasers set forth on Exhibit A thereto, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or among any securities being registered pursuant to any other registration statement filed by the Company under the Act.

                           (vii) The outstanding shares of Common Stock are listed on The American Stock Exchange ("AMEX").

                           (viii) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Firm Shares by the Company, except such as may be required under the Act and under state securities laws.

                           (ix) Except as disclosed in the Prospectus, the Company has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by it; and except as disclosed in the Prospectus, the Company holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by it.

                           (x) The Company is not in violation of its articles of incorporation, or by-laws, or other organizational documents, or of any law, ordinance, administrative or governmental rule or regulation applicable to the Company or of any decree of any court or governmental agency or body having jurisdiction over the Company, which violation would, if continued, have a Material Adverse Effect.

                           (xi) The Company is not in breach, default or violation in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any material agreement, indenture, lease or other instrument to which the Company is a party or by which any of the Company's properties may be bound (a
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         "Company Contract") which breach, default or violation would, if continued, have a Material Adverse Effect. To the Company's knowledge, all of the parties to Company Contracts have complied in all material respects with the provisions thereof, and no party is in material default thereunder.

                           (xii) To the Company's knowledge, no party to a Company Contract (a "Third Party") is a party to any other agreement, lease or other instrument (a "Third Party Contract") under which the failure by the Third Party to perform under such Third Party Contract would adversely affect the Company's rights under the express terms of any of the Company Contracts.

                           (xiii) The Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it (except for any such certificate, authority or permit with respect to which the failure to obtain would not individually or in the aggregate have a Material Adverse Effect) and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect.

                           (xiv) The statements relating to the Federal Food and Drug Administration ("FDA") and the Federal Food, Drug, and Cosmetic Act ("FFDCA") in the Company's Registration Statement, Prospectus and Form 10-K (the "Form 10-K") are, in all material respects, correct and accurate statements or summaries of applicable FDA and FFDCA laws, rules and regulations. Nothing has come to the Company's attention that has caused it to believe that any of the aforementioned statements, at the times that the Form 10-K and Prospectus were filed and at the time that the Registration Statement became effective, and at all times subsequent thereto, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company represents that its business (including all product candidates), as currently conducted and as described in the Registration Statement, Prospectus, and Form 10-K, do not violate the FFDCA or any FDA law, rule or regulation. There are no FDA judicial or administrative proceedings or investigations pending or threatened against the Company.

                           (xv) No labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent that might have a Material Adverse Effect.

                           (xvi) Except as disclosed in the Prospectus, the Company is not in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "environmental laws"), does not own or, to its knowledge, operate any real property contaminated with any substance that is subject to any environmental laws, is not liable for any off-site disposal or contamination pursuant to any environmental laws, and is not subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

                           (xvii) Except as disclosed in the Prospectus, there are no pending actions, suits or proceedings against or affecting the Company or any of its properties that, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations
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         under this Agreement, or which are otherwise material in the context of the sale of the Firm Shares; and no such actions, suits or proceedings are threatened or, to the Company's knowledge, contemplated.

                           (xviii) Except as disclosed in the Prospectus, since the date of the latest audited financial statements included in the Prospectus there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company.

                           (xix) The Company is not and, after giving effect to the offering and sale of the Firm Shares and the application of the proceeds thereof as described in the Prospectus, will not be an "investment company" as defined in the Investment Company Act of 1940.

                           (xx) Except as set forth in the Registration
         Statement or as contemplated or required by any document contained or incorporated by reference therein, subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, the Company has not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions, declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and there has not been any change in the capital stock, or any material change in the short-term or long-term debt, or any issuance by the Company of options (other than options granted pursuant to the Company's Amended and Restated 1987 Stock Option Plan and the Company's Amended 1995 Stock Option Plan (collectively, the "Stock Option Plans"), warrants, convertible securities or other rights to purchase the capital stock of the Company, or any material adverse change, or any development involving a prospective material adverse change, in the general affairs, condition (financial or otherwise), business, key personnel, property, net worth or results of operations of the Company.

                           (xxi) There are no contracts or documents of the Company that are required to be filed as exhibits to the Registration Statement by the Act or by the Rules and Regulations that have not been so filed.

                           (xxii) This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, agreement or instrument to which the
         Company is a party or by which it is bound or to which any of its property is subject, the Company's charter or by-laws, or any order, rule, regulation or decree of any court or governmental agency or body having jurisdiction over the Company or any of its properties; no consent, approval, authorization or order of, or filing with, any court or governmental agency or body is required for the execution, delivery and performance of this Agreement by the Company or for the consummation by the Company of the transactions contemplated hereby, including the issuance or sale of the Firm Shares by the Company, except such as may be required under the Act or state securities or blue sky laws; and the Company has full power and authority to enter into this Agreement and to authorize, issue and sell the Firm Shares as contemplated by this Agreement.
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                           (xxiii) The Company owns or possesses or has licenses
         to use all patents, patent applications, trademarks, service marks, tradenames, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets and other similar rights (such patents referred to herein as the "Patents" and all of such intellectual property referred to collectively as the "Intellectual Property") necessary for the conduct of the business of the Company as currently carried on and as described in the Registration Statement and Prospectus; except as stated in the Registration Statement and Prospectus, to the Company's knowledge, no name which the Company uses and no other aspect of the business of the Company as conducted on the date hereof involves or gives rise to any infringement of, or license or similar fees for, any patents, patent applications, trademarks, service marks, tradenames, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets or other similar rights of others material to the business of the Company and the Company has not received any notice alleging any such infringement or fee. The Company or the licensor has duly and properly filed or caused to be filed with the U.S. Patent and Trademark Office (the "PTO") and applicable foreign and international patent authorities all patent applications described in the Registration Statement and the Prospectus (the "Patent Applications"); in connection with the filing of the Patent Applications, the Company or the licensor has conducted reasonable investigations of the published literature and patent references relating to the inventions claimed in such applications; to the best of the Company's knowledge, it has complied with the PTO's duty of candor and disclosure for the Patent Applications and has made no misrepresentation in the Patent Applications; the Company is not aware of any facts material to a determination of patentability regarding the Patent Applications not called to the attention of the PTO which would preclude the grant of a patent for the Patent Applications; and the Company has no knowledge of any facts which would preclude it from having an enforceable license or clear title to the Patent Applications.

                           (xxiv) The Company has filed all federal, state, local and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which the Company is contesting in good faith or which could result in a material adverse effect on the financial condition of the Company.

                           (xxv) The Company has not distributed and will not distribute any prospectus or other offering material in connection with the offering and sale of the Firm Shares other than the Prospectus or other materials permitted by the Act to be distributed by the Company.

                           (xxvi) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that
         (A) transactions are executed in accordance with management's general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management's general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                           (xxvii) The Company is not presently doing business with the government of Cuba or with any person or affiliate located in Cuba.

         (b) Any certificate signed by any officer of the Company and delivered to you or to counsel for the Purchaser shall be deemed a representation and warranty by the Company to the Purchaser as to the matters covered thereby.
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3. Purchase, Sale and Delivery of the Firm Shares. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to issue and sell the Firm Shares to the Purchaser, and the Purchaser agrees to purchase from the Company the Firm Shares. The purchase price for each Firm Share shall be $2.13 per share. Such purchase price reflects all of the compensation payable by the Company to the Purchaser under Section 4(a) of the Engagement Letter in connection with the offering of the Firm Shares.

                  The Firm Shares will be delivered by the company to you against payment of the purchase price therefor by same day funds payable to the order of the Company, as appropriate, at the offices of U.S. Bancorp Piper Jaffray, U.S. Bancorp Center, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota, or such other location as may be mutually acceptable, at 9:00 a.m. Central time on the same date as the prior shares are delivered to you, such time and date of delivery being herein referred to as the "Closing Date." If you so elect, delivery of the Firm Shares may be made by credit through full fast transfer to the accounts at the depository trust company designated by the purchaser. Certificates representing the Firm Shares, in definitive form and in such denominations and registered in such names as you may request upon at least two business days' prior notice to the Company, will be made available for checking and packaging not later than 10:30 a.m., Central time, on the business day next preceding the closing date at the offices of U.S. Bancorp Piper Jaffray, U.S. Bancorp Center, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota, or such other location as may be mutually acceptable.

4.       Covenants.

         (a) The Company covenants and agrees with the Purchaser as follows:

                           (i) The Company will file the Prospectus with the Commission pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and if consented to by the Purchaser, subparagraph (5) thereto) not later than the second business day following the execution and delivery of this Agreement.

                           (ii) The Company will advise the Purchaser promptly of any proposal to amend or supplement the Registration Statement or the Prospectus and will afford the Purchaser a reasonable opportunity to comment on any such proposed amendment or supplement; and the Company will also advise the Purchaser promptly of the filing of any such amendment or supplement and of the institution by the Commission of any stop order proceedings in respect of the Registration Statement or of any part thereof and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

                           (iii) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Stock.

                           (iv) If, at any time when a prospectus relating to the Firm Shares is required to be delivered under the Act in connection with sales by the Purchaser, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus to comply with the Act, the Company promptly will notify the Purchaser of such event and will promptly prepare and file with the Commission, at its own expense, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Purchaser's consent to, nor its delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

                           (v) As soon as practicable, but not later than 16 months after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the later of
         (i) the effective date of the Registration Statement relating to the Firm Shares, (ii) the effective date of the most recent post-effective amendment to the Registration Statement to become effective prior to the date of this Agreement and (iii) the date of the Company's most recent Annual Report on Form 10-K filed with the Commission prior to the date of this Agreement, which will satisfy the provisions of
         Section 11(a) of the Act.

                           (vi) The Company will furnish to the Purchaser copies of the Registration Statement, including all exhibits, any related preliminary prospectus, any related preliminary prospectus supplement, the Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Purchaser reasonably requests. The Company will pay the expenses of printing and distributing all such documents.

                           (vii) The Company will use its best efforts to qualify the Firm Shares for sale under the laws of such jurisdictions as the Purchaser reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Firm Shares, except that the Company shall not be required in connection therewith to qualify as a foreign corporation or to execute a general consent to service of process in any state.

                           (viii) During the period of five years hereafter, the Company will furnish to the Purchaser, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Purchaser (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Purchaser may reasonably request.

                           (ix) The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay or cause to be paid, upon receipt of a reasonably detailed accounting, (A) all expenses (including transfer taxes allocated to the respective transferees) incurred in connection with the delivery to the Purchaser of the Firm Shares, (B) all expenses and fees (including, without limitation, fees and expenses of the Company's accountants and counsel) in connection with the preparation, printing, filing, delivery, and shipping of the Registration Statement (including the financial statements therein and all amendments, schedules, and exhibits thereto), the Firm Shares, the Prospectus, and any amendment thereof or supplement thereto, and the printing, delivery, and shipping of this Agreement and other underwriting documents, including any blue sky memoranda, (C) all filing fees and fees and disbursements of the Purchaser's counsel incurred in connection with the qualification of the Firm Shares for offering and sale by the Purchaser or by dealers under the securities or blue sky laws of the states and other jurisdictions which you shall designate in accordance with Section 4(a)(vii) hereof, (D) the fees and expenses of any transfer agent or registrar, (E) the filing fees incident to any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the Firm Shares, (F) listing fees, if any, (G) all customary and reasonable out-of-pocket expenses incurred by the Purchaser in connection with its services to be rendered hereunder (including without limitation the fees and disbursements of the Purchaser's legal counsel for all services relating to a placement of the Company's shares, travel and lodging expenses, fees for background checks for officers and directors, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures); provided that such fees and expenses in connection with the sale of both the Prior Shares and the Firm Shares will not exceed $50,000 without the consent of the Company, which consent shall not be unreasonably withheld, and (H) other costs and expenses incident to the performance of its obligations hereunder that are not otherwise specifically provided for herein. If the sale of the Firm Shares provided for herein is not consummated by reason of any failure, refusal or inability on the part of the Company to perform any agreement on its part to be performed, or because any other condition of the Purchaser's obligations hereunder required to be fulfilled by the Company is not fulfilled, upon receipt of a reasonably detailed accounting, the Company will reimburse the Purchaser for all out-of-pocket disbursements (including fees and disbursements of counsel) incurred by the Purchaser in connection with their investigation, preparing to market and marketing the Firm Shares or in contemplation of performing their obligations hereunder, provided that such fees and expenses in connection with the sale of both the Prior Shares and the Firm Shares will not exceed $50,000 without the consent of the Company, which consent shall not be unreasonably withheld. The Company shall not in any event be liable to the Purchaser for loss of anticipated profits from the transactions covered by this Agreement.

                           (x) For a period of 90 days after the date hereof, the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Purchaser except for (A) grants of stock options pursuant to the terms of the Company's Stock Option Plans, (B) issuances of Common Stock pursuant to the exercise of such options or the exercise of any other stock options or warrants or the conversion of convertible securities outstanding on the date hereof or issued as dividends on, convertible securities outstanding on the date hereof or issued as permitted pursuant to subsection (D) hereof,
         (C) the filing of a registration statement on Form S-8 with respect to the Stock Option Plans, (D) issuance of shares of Series G Preferred Stock and Series H Preferred Stock as dividends on Series G Preferred Stock and Series H Preferred Stock, and (E) issuances of securities pursuant to transactions contemplated by the Engagement Letter, (F) issuances of securities in connection with a Strategic Alliance. For purposes of subsection (F) above, "Strategic Alliance" shall mean a transaction approved by the Board of Directors of the Company in which the acquirer of the Company's capital stock has a business relationship with the Company which is (i) material to the Company independent of such acquirer's acquisition of the Company's capital stock, and (ii) arises out of the transaction in which the acquirer acquired the Company's capital stock.

                           (xi) Except as contemplated by this Agreement or the Engagement Letter, the Company will not incur any liability for any finder's or broker's fee or agent's commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                           (xii) The Company will inform the Florida Department of Banking and Finance at any time prior to the consummation of the distribution of the Firm Shares by the Purchaser if it commences engaging in business with the government of Cuba or with any person or affiliate located in Cuba. Such information will be provided within 90 days after the commencement thereof or after a change occurs with respect to previously reported information.

5. Conditions of Purchaser's Obligations. The obligations of the Purchaser hereunder are subject to the accuracy, as of the date hereof and at the Closing Date (as if made at the Closing Date), of and compliance with all representations, warranties and agreements of the Company contained herein, to the performance by the Company of its obligations hereunder and to the following additional conditions:

     (a) The Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 4(a) of this Agreement. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Purchaser, shall be contemplated by the Commission.

     (b) The Purchaser shall not have advised the Company that the Registration Statement or the Prospectus, or any amendment thereof or supplement thereto, contains an untrue statement of fact which, in your opinion, is material, or omits to state a fact which, in your opinion, is material and is required to be stated therein or necessary to make the statements therein not misleading.

     (c) Except as set forth in the Registration Statement or as contemplated or required by any document contained or incorporated by reference therein , subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, the Company shall not have incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions, or declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and there shall not have been any change in the capital stock, or any material change in the short-term or long-term debt of the Company, or any issuance of options (other than options granted pursuant to the Company's Stock Option Plans), warrants, convertible securities or other rights to purchase the capital stock of the Company or any material adverse change or any development involving a prospective material adverse change (whether or not arising in the ordinary course of business), in the general affairs, condition (financial or otherwise), business, key personnel, property, net worth or results of operations of the Company, that, in your judgment, makes it impractical or inadvisable to offer or deliver the Firm Shares on the terms and in the manner contemplated in the Prospectus.

     (d) You shall have received an opinion substantially in the form previously agreed upon, dated the Closing Date, of Smith, Stratton, Wise, Heher & Brennan, counsel for the Company.

     (e) On the Closing Date, there shall have been furnished to you the opinion of Dechert, special patent counsel for the Company substantially in the form previously agreed upon, dated the Closing Date.

     (f) On the Closing Date, there shall have been furnished to the Purchaser, such opinion or opinions from Morgan, Lewis & Bockius LLP, counsel for the Purchaser, dated such Closing Date and addressed to you, with respect to the formation of the Company, the validity of the Firm Shares, the Registration Statement, the Prospectus and other related matters as you reasonably may request, and such counsel shall have received such papers and information as they request to enable them to pass upon such matters.

     (g) On the Closing Date, the Purchaser shall have received a letter of Arthur Andersen LLP, dated such Closing Date and addressed to you, confirming that they are independent public accountants within the meaning of the Act and are in compliance with the applicable requirements relating to the qualifications of accountants under Rule 2-01 of Regulation S-X of the Commission, and stating, as of the date of such letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than five days prior to the date of such letter), the conclusions and findings of said firm with respect to the financial information and other matters covered by its letter delivered to you concurrently with the execution of this Agreement or as soon as practicable thereafter, and the effect of the letter so to be delivered on the Closing Date shall be to confirm the conclusions and findings set forth in such prior letter.

     (h) On the Closing Date, there shall have been furnished to you, as the Purchaser, a certificate, dated such Closing Date and addressed to you, signed by the chief executive officer and by the chief financial officer of the Company, to the effect that:

          (i) The representations and warranties of the Company in this Agreement are true and correct, in all material respects, as if made at and as of such Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such Closing Date;

          (ii) No stop order or other order suspending the effectiveness of the Registration Statement or any amendment thereof or the qualification of the Firm Shares for offering or sale has been issued, and no proceeding for that purpose has been instituted or, to the best of their knowledge, is contemplated by the Commission or any state or regulatory body; and

          (iii) The signers of said certificate have carefully examined the Registration Statement and the Prospectus, and any amendments thereof or supplements thereto, and (A) such documents contain all statements and information required to be included therein, the Registration Statement, or any amendment thereof, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus, as amended or supplemented, does not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (B) since the effective date of the Registration Statement, there has occurred no event required to be set forth in an amended or supplemented prospectus which has not been so set forth, (C) subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, except as set forth in the Registration Statement or as contemplated or required by any document contained or incorporated by reference therein, the Company has not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions, not in the ordinary course of business, or declared or paid any dividends or made any distribution of any kind with respect to its capital stock, and except as disclosed in the Prospectus, there has not been any change in the capital stock (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants), or any material change in the short-term or long-term debt, or any issuance of options (other than options granted pursuant to the Company's Stock Option Plans), warrants, convertible securities or other rights to purchase the capital stock, of the Company, or any of its subsidiaries, or any material adverse change or any development involving a prospective material adverse change (whether or not arising in the ordinary course of business) in the general affairs, condition (financial or otherwise), business, key personnel, property, net worth or results of operations of the Company and its subsidiaries, taken as a whole, and (D) except as stated in the Registration Statement and the Prospectus, there is not pending, or, to the knowledge of the Company, threatened or contemplated, any action, suit or proceeding to which the Company or any of its subsidiaries is a party before or by any court or governmental agency, authority or body, or any arbitrator, which might result in any material adverse change in the condition (financial or otherwise), business or results of operations of the Company and its subsidiaries, taken as a whole.

     (i) The Purchaser shall have received duly executed lock up agreements, in the form provided to the Company by counsel to the Purchaser, from each officer and director of the Company.

     (j) The Company shall have furnished to you and counsel for the Purchaser such additional documents, certificates and evidence as you or they may have reasonably requested.

     (k) All necessary filings shall have been made as required and all filing fees shall have been paid to effect the listing of the Firm Shares on the AMEX.

     All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof only if they are satisfactory in form and substance to you and counsel for the Purchaser. The Company will furnish you with such conformed copies of such opinions, certificates, letters and other documents as you shall reasonably request.

6.   Indemnification and Contribution.

     (a) The Company agrees to indemnify and hold harmless the Purchaser against any losses, claims, damages or liabilities, joint or several, to which the Purchaser may become subject, under the Act or otherwise (including in settlement of any litigation if such settlement is effected with the written consent of the Company) insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of the obligations of the Company under Section 3.3 of the Common Stock and Warrants Purchase Agreement dated as of September 29, 2000 among the Company and the Purchasers set forth on Exhibit A thereto, and will reimburse the Purchaser for any legal or other expenses reasonably incurred by it in connection with investigating or defending against such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus, or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by you specifically for use in the preparation thereof.

          In addition to its other obligations under this Section 6(a), the Company agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any alleged statement or omission, described in this Section 6(a), it will reimburse the Purchaser on a monthly basis for all reasonable legal fees or other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Company's obligation to reimburse the Purchaser for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is so held to have been improper, the Purchaser shall promptly return it to the party or parties that made such payment, together with interest, compounded daily, determined on the basis of the prime rate (or other commercial lending rate for borrowers of the highest credit standing) announced from time to time by the Wall Street Journal (the "Prime Rate"). Any such interim reimbursement payments which are not made to the Purchaser within 30 days of a request for reimbursement shall bear interest at the Prime Rate from the date of such request. This indemnity agreement shall be in addition to any liabilities which the Company may otherwise have.

     (b) The Purchaser will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Purchaser), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus, or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by you specifically for use in the preparation thereof, and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending against any such loss, claim, damage, liability or action.

     (c) Promptly after receipt by an indemnified party under subsection (a) or
(b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to any indemnified party. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of the indemnifying party's election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if, in the sole judgment of the Purchaser, it is advisable for the Purchaser to be represented by separate counsel, the Purchaser shall have the right to employ a single counsel in which event the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party or parties and reimbursed to the Purchaser as incurred (in accordance with the provisions of the second paragraph in subsection (a) above). An indemnifying party shall not be obligated under any settlement agreement relating to any action under this
Section 6 to which it has not agreed in writing.

     (d) If the indemnification provided for in this Section 6 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchaser on the other from the offering of the Firm Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Purchaser on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchaser on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Purchaser. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Purchaser and the parties' relevant intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Purchaser agree that it would not be just and equitable if contributions pursuant to this subsection (d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this subsection (d). The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject of this subsection (d).

     (e) The obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Purchaser within the meaning of the Act; and the obligations of the Purchaser under this Section 6 shall be in addition to any liability that the Purchaser may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company (including any person who, with his consent, is named in the Registration Statement as about to become a director of the Company), to each officer of the Company who has signed the Registration Statement and to each person, if any, who controls the Company within the meaning of the Act.

7. Representations and Agreements to Survive Delivery. All representations, warranties, and agreements of the Company herein or in certificates delivered pursuant hereto, and the agreements of the Purchaser and the Company contained in Section 6 hereof, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Purchaser or any controlling person thereof, or the Company or any of its officers, directors, or controlling persons, and shall survive delivery of, and payment for, the Firm Shares to and by the Purchaser hereunder.

8.   Effective Date of this Agreement and Termination.

     (a) This Agreement shall immediately become effective upon execution by all of the parties hereto.

     (b) The Purchaser shall have the right to terminate this Agreement by giving notice as hereinafter specified at any time at or prior to the Closing Date, if (i) the Company shall have failed, refused or been unable, at or prior to such Closing Date, to perform any agreement on its part to be performed hereunder, (ii) any other condition of the Purchaser's obligations hereunder is not fulfilled, (iii) trading of the Company's Common Stock or trading on the New York Stock Exchange or the American Stock Exchange shall have been wholly suspended, (iv) minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required, on the New York Stock Exchange or the American Stock Exchange, by such Exchange or by order of the Commission or any other governmental authority having jurisdiction, (v) a banking moratorium shall have been declared by Federal, New York or Minnesota authorities, or (vi) there has occurred any material adverse change in the financial markets in the United States or an outbreak of major hostilities (or an escalation thereof) in which the United States is involved, a declaration of war by Congress, any other substantial national or international calamity or any other event or occurrence of a similar character shall have occurred since the execution of this Agreement that, in your judgment, makes it impractical or inadvisable to proceed with the completion of the sale of and payment for the Firm Shares. Any such termination shall be without liability of any party to any other party except that the provisions of Section 4(a)(ix) and Section 6 hereof shall at all times be effective.

     (c) If you elect to terminate this Agreement as provided in this Section, the Company shall be notified promptly by you by telephone or telegram, confirmed by letter.

9. Default by the Company. If the Company shall fail at the Closing Date to sell and deliver the number of Firm Shares which it is obligated to sell hereunder, then this Agreement shall terminate without any liability on the part of any non-defaulting party. No action taken pursuant to this Section 9 shall relieve the Company from liability, if any, in respect of such default.

10. Information Furnished by Purchaser. The statements set forth in the second paragraph of text under the caption "Underwriting" concerning the terms of the offering by the Purchaser in the Prospectus constitute, to the extent such statements relate to the Purchaser, the written information furnished by or on behalf of the Purchaser referred to in Section 6 hereof.

11. Notices. Except as otherwise provided herein, all communications hereunder shall be in writing or by telegraph and, if to the Purchaser shall be mailed, telegraphed or delivered to U.S. Bancorp Piper Jaffray, U.S. Bancorp Center, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402; if to the Company, shall be mailed, telegraphed or delivered to it at 170 Williams Drive, Ramsey, NJ 07446, Attention: Kenneth I. Moch, or to such other address as the person to be notified may have requested in writing. All notices given by telegram shall be promptly confirmed by letter. Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and the controlling persons, officers and directors referred to in Section 6. Nothing in this Agreement is intended or shall be construed to give to any other person, firm or corporation any legal or equitable remedy or claim under or in respect of this Agreement or any provision herein contained.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.


                            [Signature Page Follows]

         Please sign and return to the Company the enclosed duplicates of this letter whereupon this letter will become a binding agreement between the Company and the Purchaser in accordance with its terms.

                                Very truly yours,

                                ALTEON INC.


                                By: /s/ Kenneth I. Moch
                                   ----------------------------------------
                                     Kenneth I. Moch
                                     President and Chief Executive Officer





Confirmed as of the date first
above mentioned

U.S. BANCORP PIPER JAFFRAY

By: /s/ Daniel Yamron